ARES CAPITAL MANAGEMENT LLC

MEMORANDUM
[Date]

TO:    [NAME]

FROM:    Ares Capital Management LLC

RE:    Incentive Fee Compensation Related to Ares Capital Corporation

This Memorandum (the “Memorandum”) confirms the agreement between you and Ares Capital Management LLC (the “Company”), effective as of [DATE] (the “Effective Date”), with respect to your profit participation interest related to the “incentive fees” earned by the Company, attributable to the investment activities of Ares Capital Corporation (“ARCC”) as set forth below, until the earlier of (x) the termination of the Management Agreement or (y) such date you are no longer employed by the Company (such period, the “Term”). Unless otherwise specified herein, capitalized terms not otherwise defined in the body of this Memorandum are defined in Exhibit A.

This Memorandum should be retained in your files for future reference.

1.
Incentive Fees. The Company serves as the day-to-day investment manager to ARCC. ARCC is as a closed-end publicly traded specialty finance company that has elected to be treated as a business development company.

a.
Incentive Fee Allocation. Subject to Section 1.c. below, during the Term, on each Incentive Payment Date, the Company shall pay you your Allocation Percentage of any Incentive Fees and Capital Gains Fees (each as defined in the Management Agreement) the Company is entitled to receive during the applicable calendar quarter or year (the “Part I and Part II Incentive Compensation”).

b.
Deferred Incentive Fees. Subject to Section 1.c. below, during the Term, on each Incentive Payment Date, the Company shall pay you your Allocation Percentage of any Deferred Incentive Fees (as defined in the Management Agreement) the Company is entitled to receive during the applicable calendar quarter or year, based on your Allocation Percentage when such Deferred Incentive Fees were deferred (the “Deferred Incentive Compensation” and, together with the Part I and II Incentive Compensation, the “Incentive Compensation”).

c.
Limitations on Incentive Compensation. Notwithstanding anything to the contrary in this Memorandum, the Company will only be obligated to pay you Incentive Compensation to the extent the Company actually receives the related Incentive Compensation from ARCC during the applicable quarter or year.

2.
Consequences of Termination of Employment. For the avoidance of doubt, this confirms that your employment with the Company is “at will.” As such, your employment may be terminated by you or the Company at any time, for any reason or no reason, with or without Cause. Moreover, this Memorandum is not intended as and is not a guaranty of future employment. In the event of your termination of employment, the following consequences will apply with respect to your Allocation Percentage of Incentive Compensation.

a.
Resignation for Good Reason. Subject to Section 2.f., if you terminate your employment with the Company for Good Reason, on each of the first [twelve][twenty] Incentive Payment Dates following such termination (collectively, the “Severance Period”), the Company shall pay you the following amounts (and you shall be entitled to no further compensation or benefits):

i.
On the first through the fourth Incentive Payment Dates following such Termination, an amount equal to (x) [100]% of the Part I and Part II Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Termination Allocation Percentage, plus (y) [100]% of the Deferred Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Allocation Percentage when the associated Deferred Incentive Fees were deferred;

ii.
On the fifth through the eighth Incentive Payment Dates following such Termination, an amount equal to (x) [66.7]% of the Part I and Part II Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Termination Allocation Percentage, plus (y) [100]% of the Deferred Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Allocation Percentage when the associated Deferred Incentive Fees were deferred (and if deferred during the Severance Period, determined in accordance with the applicable percentage payable under this Section 2.a. with respect to the Part I and Part II Incentive Compensation in effect at the time such Deferred Incentive Fees were deferred); and

iii.
On (x) the ninth through the twelfth Incentive Payment Dates following such Termination, an amount equal to [33.3]% of the Part I and Part II Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Termination Allocation Percentage and (y) the ninth through the [twelfth][twentieth] Incentive Payment Dates following such Termination, an amount equal to [100]% of the Deferred Incentive Compensation that is deferred during the Term or on or prior to the third anniversary of your Termination that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Allocation Percentage when the associated Deferred Incentive Fees were deferred (and if deferred during the Severance Period, determined in accordance with the applicable percentage payable under this Section 2.a. with respect to the Part I and Part II Incentive Compensation in effect at the time such Deferred Incentive Fees were deferred).

b.
Resignation without Good Reason. Subject to Section 2.f., if you terminate your employment with the Company without Good Reason (i.e., your voluntary resignation), then subject to your continued compliance with your obligations set forth herein, the Company shall pay you (x) on each of the first [twelve] Incentive Payment Dates following such termination, an amount equal to the Part I and Part II Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date, based on your Termination Allocation Percentage, and (y) on each of the first [twelve][twenty] Incentive Payment Dates following such Termination, [100]% of the Deferred Incentive Compensation that is deferred during the Term or on or prior to the third anniversary of your Termination that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Allocation Percentage when the associated Deferred Incentive Fees were deferred (and if deferred during the Severance Period, determined in accordance with the applicable percentage payable under Section 2.a. with respect to the Part I and Part II Incentive Compensation at the time such Deferred Incentive Fees were deferred). You shall be entitled to no further compensation or benefits.

c.	Termination for Cause. If the Company terminates your employment for Cause you will not be entitled to any further compensation under this Memorandum.

d.
Termination without Cause. Subject to Section 2.f., if the Company terminates your employment without Cause, the Company shall pay you the amount you would have received if you had terminated your employment for Good Reason pursuant to Section 2.a. (and you shall be entitled to no further compensation or benefits).

e.
Death or Disability. Subject to Section 2.f., if your employment is terminated due to your death or Disability, the Company shall pay you (x) on each of the first [twelve] Incentive Payment Dates following such termination, [50]% of the Part I and Part II Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date, based on your Termination Allocation Percentage, and (y) on each of the first [twelve][twenty] Incentive Payment Dates following such termination, [100]% of the Deferred Incentive Compensation that is deferred during the Term or on or prior to the third anniversary of your Termination that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Allocation Percentage when the associated Deferred Incentive Fees were deferred (and if deferred during the Severance Period, determined in accordance with the percentage payable under this Section 2.e. with respect to the Part I and Part II Incentive Compensation at the time such Deferred Incentive Fees were deferred). You shall be entitled to no further compensation or benefits.

f.	Notwithstanding anything to the contrary in this Memorandum,

i.
you will not be entitled to any benefits payable pursuant to this Section 2 (“Severance Benefits”) unless you have, or your estate or representative has, (a) executed and delivered, and not revoked, the Company’s (and any Related Entity’s) then standard release of all claims against the Company and all Related Entities so that the standard release becomes effective and irrevocable on or before the sixtieth (60th) day after the date of Termination, and (b) if requested by the Company, resigned from your then current positions, offices and appointments with the Company and all Related Entities; for Severance Benefits that would otherwise be paid to you prior to the sixtieth (60th) day after the date of your Termination, such Severance Benefits shall be made on the sixtieth (60th) day after the date of your termination if the standard release requirement is then satisfied by you,

ii.
you will not be entitled to any Severance Benefits if you have breached any material provision of this Memorandum or your Fair Competition Agreement, whether during the Term or the Severance Period, commencing as of the date of such breach,

iii.
the Company shall not be deemed “entitled to receive” any Incentive Compensation that is waived under the Management Agreement and you shall not be entitled to receive any Incentive Compensation that is waived whether or not earned during the Term and/or the Severance Period as applicable, and

iv.
in the event that you terminate your employment in accordance with Section 2.b. (resignation without Good Reason) hereof and the employment with the Company or a Related Entity of two or more of the persons previously disclosed to you is or has been also terminated in accordance with Sections 2.b. (resignation without Good Reason) or 2.c. (termination for Cause) of their respective employment agreements during the Term or the Severance Period (the final date as of which your and two or more of such other persons’ employment is terminated being referred to as the “Reduction Date”), then commencing as of the Reduction Date, you shall only be entitled to receive, and the Company shall only be obligated to pay to you, [50]% of the amount of any Incentive Compensation thereafter payable to you (such reduced amount determined after application of any additional reductions otherwise provided herein).

3.	General Provisions.

a.	This Memorandum is not transferable by you and constitutes an unsecured obligation of the Company. The Company may assign this Memorandum to any affiliate.

b.
This Memorandum, together with any corresponding annual award documentation respecting your Allocation Percentage, constitutes our entire agreement with respect to your profits participation interest attributable to the investment activities of ARCC from and after the Effective Date and sets forth the entire agreement as of the Effective Date with respect to your right to receive severance or similar payments (other than entitlements to vested amounts under a tax-qualified plan or rights to continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), and all prior and contemporaneous agreements and representations whether oral or written, shall be superseded as of the Effective Date. This Memorandum does not cover the terms of any relationship, if any, you may have with any Related Entity. For the avoidance of doubt, nothing in this Memorandum affects or amends in any way the interests you have in any Related Entity other than the Company.

c.	This Memorandum may not be amended, waived or discharged except by a writing signed by both parties.

d.
Any payments provided for hereunder will be paid net of any applicable withholdings. Except in the case of amounts that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company’s obligation to make any payments provided for in this Memorandum will be subject to set-off, counterclaim or recoupment of any amounts owed by you to the Company or any of its Related Entities.

e.	By accepting this Memorandum you agree to the terms and conditions set forth in this Memorandum.

f.	This Memorandum shall be governed by and construed in accordance with New York law irrespective of conflicts of laws principles that would require the application of the laws of another jurisdiction.

g.	The provisions of this Memorandum will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

h.
In the event there is any dispute between us that we are unable to resolve ourselves, we both agree that the exclusive remedy for determining any and all disputes, claims or causes of action, in law or equity, arising from or relating to this Memorandum will be, to the fullest extent permitted by law, by final, binding and confidential arbitration in New York, New York conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor, pursuant to its then applicable rules. The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award. This agreement to resolve any disputes by binding arbitration extends to claims against the Company or any of its Related Entities or any of their respective past or present stockholders, members, partners, principals, directors, officers, managers, employees, agents, representatives or service providers and applies to claims arising out of federal, state and local laws, including claims of alleged discrimination on any basis, as well as to claims arising under the common law. Nothing in this Memorandum is intended to prevent the Company or any of its Related Entities from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such arbitration proceeding, as determined by the arbitrator, or in any enforcement or other court proceedings, will be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and attorneys’ fees. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Memorandum will prevail.

i.
Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your performing services for the Company or any of its Related Entities, and will provide reasonable assistance to the Company and its Related Entities and their respective representatives in defense of any claims that may be made against them, and will assist them in the prosecution of any claims that they may make, to the extent that such claims may relate to the period of your employment with the Company. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Company or any of its Related Entities or any of their respective stockholders, members, partners, principals, directors, officers, managers, employees, agents, representatives or service providers (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against them with respect to such investigation, and shall not so assist unless legally required. In addition, you shall not make or induce other persons or entities to make any negative statements as to the Company or any of its Related Entities or their respective past or present stockholders, members, partners, principals, directors, officers, managers, employees, agents, representatives, other service providers, products, services, businesses, portfolio companies or reputation. The Company agrees to reimburse you for reasonable pre-approved expenses incurred by you in connection with providing the assistance described in this Section.

j.
The payments and benefits under this Memorandum are intended to comply with or be exempt from Code Section 409A and shall be interpreted accordingly to the maximum extent permitted. The Company does not guarantee you any particular tax treatment with respect to this Memorandum or any payments hereunder. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.

k.
Other than in the case of a payment upon death, if you are deemed by the Company in good faith to be a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), in accordance with procedures set by the Company, any payments required to be made under Section 2 of this Memorandum, to the extent such payments constitute nonqualified deferred compensation, shall be delayed and not be paid during the six month period following the date of your termination of employment but such delayed or deferred amounts, as the case may be, shall be paid in a lump sum on the first business day immediately following the expiration of such six month period, or if earlier the date of your death, and any remaining payments shall be paid on the date such payments would have otherwise been paid without regard to this Section 3.k.

l.	You shall only be entitled to receive the amounts set forth under Section 2 of this Memorandum upon your “separation from service” within the meaning of the regulations issued under Code Section 409A.

m.	Your rights to receive any installment payments pursuant to this Memorandum shall be treated as a right to receive a series of separate and distinct payments.

n.
Nothing in this Memorandum shall prohibit you from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (iii) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Memorandum shall prohibit or prevent you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

o.
Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

[Signature Page Follows]

Ares Capital Management LLC

By:____________________
Name:
Title:    Authorized Signatory

I agree to the provisions of this Memorandum

_____________________________
By:

EXHIBIT A

Except as otherwise stated in the Memorandum to which this Exhibit A is attached, the following terms have the meanings assigned below:

1.
“Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person or entity; provided that, other than Ivy Hill Asset Management, L.P., portfolio companies of any Related Entity will not be deemed to be Affiliates of the Company or any Related Entities.

2.
“Allocation Percentage” means a percentage equal to ([ ] bps out of [2,000] bps)
[ ]% subject at any time and from time to time to dilution for allocations to additional recipients or increased allocations to existing recipients, as reflected in your annual memorandum setting forth your profits participation interests (i.e., your Allocation Percentage of the Part I and/or Part II Incentive Fee), or as otherwise determined by the Company. For example, if the Company grants interests of 10% to new or other employees, your allocation percentage will be correspondingly decreased by 10% to ([ ] bps out of [2,000] bps) [ ]%.

3.	“Ares” means Ares Management L.P., a Delaware limited partnership, and its related subsidiary managers.

4.	“Ares Owners” means Ares Owners Holdings L.P., a Delaware limited partnership.

5.	[“Cause” means an occurrence of any of the following events:

a.	conviction of a felony or plea of guilty or nolo contendre thereto;

b.
intentional violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument or currency;

c.
bad faith, material dishonesty, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any service for or on behalf of the Company or any Related Entity;

d.	intentional failure to comply with any lawful directive of the investment committee of the Company or any Related Entity (including, without limitation, the Investment Committee of ARCC);

e.	intentional breach of any material provision of this Memorandum or any agreement entered into by, or any constituent agreement of, the Company or any Related Entity;

f.
intentional violation of any material written policies adopted by the Company or any Related Entity governing the conduct of persons performing services for or on behalf of the Company or such Related Entity that could have a material adverse effect on the Company or such Related Entity;

g.
the intentional taking of any improper action or the intentional omission to take any proper action that has caused or substantially contributed to a material deterioration of the business or reputation of the Company or any Related Entity, or that was otherwise materially disruptive of their business affairs; provided, however, that this clause (h) does not include a mistake in judgment made in good faith on the advice of legal counsel, activities taken or omitted in accordance with the direction of the investment committee of the Company or any Related Entity, or the making of an approved portfolio investment whether or not successful;

h.	the obtaining of any material improper personal benefit as a result of a breach of any covenant or agreement; or

i.	your engaging in a competitive business activity in violation of your Fair Competition Agreement.]

6.
“Disability” means if you become physically or mentally disabled, whether totally or partially, so that you are prevented from performing your usual duties for a period of 90 days, including weekends and holidays, in any 365-day period (it being acknowledged and agreed that in the event of your absence for a significant period of time because of Disability or otherwise, the restoration of your employment after such period of time would likely result in substantial and grievous economic injury to the operations of the Company and its Related Entities).

7.	“Fair Competition Agreement” means the Fair Competition Agreement between you and Ares Owners dated on or about [DATE].

8.
[“Good Reason” means (i) the dilution, without your consent, of your Allocation Percentage to less than [60]% of your Allocation Percentage as of [DATE] (the “Minimum Percentage”) unless such Allocation Percentage is raised to or above the Minimum Percentage by the Company within 30 days following written notification by you to the Company that you intend to terminate your employment for Good Reason or (ii) your involuntary removal from the Investment Committee of the Company. To terminate your employment for Good Reason you must give written notice of the termination of your employment within 30 days following your knowledge of any such dilution or involuntary removal and, if you do not give such notice, you will be deemed to have consented to such dilution or involuntary removal.]

9.
“Incentive Payment Date” means, with respect to any calendar quarter or, in the case of Capital Gains Fees, calendar year ending after the date of this Memorandum, 74 days after the end of such quarter or year (or if such day is not a business day, the business day immediately preceding such 74th day).

10.
“Investment Fund” means any (a) U.S. domiciled or offshore investment fund, pooled investment vehicle, feeder fund, collective investment scheme, investment portfolio or alternative investment vehicle (whether formed as a limited partnership, limited liability company, corporation or other entity), (b) managed account or (c) any similar contractual arrangement, in each case, for which the Company or any of its Affiliates is compensated for acting, directly or indirectly, as general partner, manager, managing member, investment manager, trading manager, investment advisor or in a similar capacity.

11.
“Management Agreement” means the Restated Investment Advisory and Management Agreement, dated as of June 6, 2011 (as amended, modified, restated, renewed or replaced), between ARCC and the Company; provided, that if the rights and obligations of the Company thereunder are subsequently performed by one of its Affiliates references to the “Management Agreement” herein will refer to any successor management agreement between ARCC and such Affiliate.

12.	“Related Entity” means any (a) Affiliate of the Company or (b) Investment Fund.

13.	“Termination” means the date of termination of your employment.

14.	“Termination Allocation Percentage” means your Allocation Percentage as of the date of your Termination, subject to adjustment from time to time in accordance herewith.